EXHIBIT 10.1
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 25, 2020 (the “Effective Date”), between SILICON VALLEY BANK, a California corporation (“Bank”), and MAGNITE, INC. (f/k/a The Rubicon Project, Inc.), a Delaware corporation (“Magnite”), MAGNITE Hopper, Inc. (f/k/a Rubicon Project Hopper, Inc.), a Delaware corporation (“Hopper”), MAGNITE BELL, INC. (f/k/a Rubicon Project Bell, Inc.), a Delaware corporation (“Bell”), and MAGNITE CTV, INC., a Delaware corporation (“CTV”, and together with Magnite, Hopper, and Bell individually and collectively, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
Recitals
A.    Bank, Magnite, Hopper, and Bell entered into that certain Amended and Restated Loan and Security Agreement dated as of September 26, 2018 (as amended, the “Prior Loan Agreement”).
B.    Pursuant to a transaction permitted under the Prior Loan Agreement, CTV became a Subsidiary of Magnite on or about December 18, 2019. Each Borrower hereby acknowledges, confirms, and agrees that on and as of the date of this Agreement, CTV has become a “Borrower” (as that term is defined in this Agreement), and, along with Magnite, Hopper, and Bell, is included in the definition of “Borrower” under this Agreement and the other Loan Documents for all purposes thereof, and as such shall be jointly and severally liable, as provided in the Loan Documents, for all Obligations thereunder (whether incurred or arising prior to, on, or subsequent to the date hereof) and otherwise bound by all of the terms, provisions and conditions thereof.
C.    Borrower has further requested, and Bank has agreed, to amend and restate the Prior Loan Agreement in its entirety. Bank and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:
•ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended (a) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016, of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
•LOAN AND TERMS OF PAYMENT
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a.Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
i.Revolving Line.
1.Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
2.Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
3.Reserves. Notwithstanding anything in this Agreement to the contrary, Bank shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust Reserves from time to time against the Borrowing Base or the Revolving Line in such amounts, and with respect to such matters, as Bank in its sole discretion shall deem necessary or appropriate with notice to Borrower (provided that no notice is required if an Event of Default has occurred and is continuing).
ii.Letters of Credit Sublimit.
1.As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (i) (x) the Bank Services Sublimit, minus (y) the sum of all amounts used for Cash Management Services, minus (z) the FX Reduction Amount or (ii) (A) the lesser of the Revolving Line or the Borrowing Base, minus (B) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), minus (C) the FX Reduction Amount.
2.If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to at least one hundred five percent (105.0%) for Letters of Credit denominated in Dollars or at least one hundred ten percent (110.0%) for Letters of Credit denominated in a Foreign Currency, in each case of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
3.The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
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4.Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
5.To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to a percentage (which percentage shall be determined by Bank in its sole discretion) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
iii.Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Contract”) on a specified date (the “Settlement Date”). FX Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date. The aggregate FX Reduction Amount at any one time may not exceed the lesser of (a) (i) the Bank Services Sublimit, minus (ii) the sum of all amounts used for Cash Management Services, minus (iii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) or (b) (i) the lesser of the Revolving Line or the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), minus (iii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by the FX Reduction Amount. Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
iv.Cash Management Services Sublimit. Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of (a) (i) the Bank Services Sublimit, minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), minus (iii) the FX Reduction Amount, or (b) (i) the lesser of the Revolving Line or the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances, minus (iii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), minus (iv) the FX Reduction Amount, for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
b.Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the lesser of the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.00%).
c.Payment of Interest on the Credit Extensions.
1.Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the greater of (A) the Prime Rate plus the applicable Prime Rate Margin, or (B) three and one-half
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percent (3.50%), and (ii) for LIBOR Advances, the greater of (A) the LIBOR Rate plus the applicable LIBOR Rate Margin, or (B) three and one-half percent (3.50%). On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
2.Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.
3.LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.
a.Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded.
b.Default Rate. Except as otherwise provided in Section 2.3(a), upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.00%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
d.Fees. Borrower shall pay to Bank:
c.Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee of Ninety Thousand Dollars ($90,000), on the Effective Date;
d.Unused Revolving Line Facility Fee. Payable monthly in arrears on the last day of each calendar month occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to fifteen-hundredths of one percent (0.15%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.3(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) (A) the average for the period of the daily closing balance of the Revolving Line outstanding (including any amounts used for Cash Management Services), plus (B) the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve);
e.Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank; and
f.Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
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g.Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.
e.Payments; Application of Payments; Debit of Accounts.
h.All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
i.Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
j.Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
f.Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.
•CONDITIONS OF LOANS
g.Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension after the Effective Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
k.duly executed signatures to this Agreement;
l.duly executed signatures to the Third Amendment to Stock Pledge Agreement;
m.duly executed signatures to the Stock Pledge Agreement from CTV;
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n.the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business;
o.a secretary’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
p.duly executed signatures to the completed Borrowing Resolutions for Borrower;
q.certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements constitute Permitted Liens;
r.the Perfection Certificates of Borrower, together with the duly executed signatures thereto;
s.evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;
t.the completion of the Initial Audit;
u.with respect to the initial Advance, a completed Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts); and
v.payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
h.Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
w.timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;
x.the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
y.Bank determines to its satisfaction that there has not been a Material Adverse Change.
i.Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of
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Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
j.Procedures for Borrowing.
z.Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s (via an individual duly authorized by an Administrator) irrevocable written notice delivered to Bank in the form of a Notice of Borrowing or without instructions if any Advances is necessary to meet Obligations which have become due. The Notice of Borrowing shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such Notice of Borrowing shall be in the form attached hereto as Exhibit C and shall be executed by an Authorized Signer. For purposes of clarification, to the extent that Bank’s online banking program does not allow an electronic submission of a Notice of Borrowing for a LIBOR Advance then Borrower shall be permitted to submit a Notice of Borrowing for a LIBOR Advance by email or other means described in Section 10, using a Notice of Borrowing in the form attached hereto as Exhibit C and executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. The Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. Notwithstanding any terms in this Agreement to the contrary, each LIBOR Advance shall not be less than One Million Dollars ($1,000,000) and shall be in a multiple of One Hundred Thousand Dollars ($100,000). In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.
aa.On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the applicable Designated Deposit Account.
k.Conversion and Continuation Elections.
ab.So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:
1.elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;
2.elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or
3.elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.
ac.Borrower shall deliver a Notice of Conversion/Continuation by electronic mail via Bank’s online banking program to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued
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as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
4.proposed Conversion Date or Continuation Date;
5.aggregate amount of the Advances to be converted or continued;
6.nature of the proposed conversion or continuation; and
7.if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.
ad.If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.
ae.Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists and has not been cured, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the lesser of the Revolving Line or the Borrowing Base, in each case, less any applicable Reserves. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (excluding loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.5(d).
af.Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
l.Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
ag.Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
ah.Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.
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ai.Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:
i.the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, in each case, the LIBOR Rate Margin included therein, if any, and any incremental interest payable as a result of the existence of an Event of Default), over
ii.the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.
Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

aj.Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.
ak.LIBOR Advances After an Event of Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
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m.Additional Requirements/Provisions Regarding LIBOR Advances.
al.Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change (exclusive of Regulatory Changes that are already accounted for in the determination of LIBOR Rate) which:
1.changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
2.imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or
3.imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis (including reasonable supporting detail) and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
am.If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay (without duplication of amounts contemplated by Section 3.7(a)) to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder (including reasonable supporting detail in respect thereof) shall be conclusive absent manifest error.
Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.
an.If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s
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obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.
ao.If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall convert to Prime Rate Advances all LIBOR Advances, and in connection therewith pay all amounts payable hereunder in connection with such conversion pursuant to Section 3.6(c)(ii). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile, email, or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile, email, or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
•CREATION OF SECURITY INTEREST
n.Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall cash collateralize all such Letters of Credit in accordance with Section 2.1.2(b).
o.Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
p.Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
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•REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
q.Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank completed certificates signed by Borrower, entitled “Perfection Certificate” (collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (i) such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b), and (ii) any filings required by the Code in connection with perfecting the security interests granted herein), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
r.Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) licenses permitted under clause (g) of the definition of Permitted Liens, (c) over-the-counter software that is commercially available to the public, and (d) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate or in written notice to
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Bank. To the best of Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
Except as noted on the Perfection Certificate or in written notice to Bank, Borrower is not a party to, nor is it bound by, any Restricted License.
s.Accounts Receivable.
ap.For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
aq.All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Statement. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
t.Litigation. Except as set forth in the Perfection Certificate or in written notice to Bank, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).
u.Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations (except with respect to unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository, posted on Borrower’s website on the internet at Borrower’s website address or otherwise submitted to Bank.
v.Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
w.Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as
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currently conducted except where the failure to do so could not reasonably be expected to cause a material adverse effect on Borrower’s business.
x.Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
y.Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).
To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
z.Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
aa.Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
ab.Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
•AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
ac.Government Compliance.
ar.Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations; provided that
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nothing in this Section 6.1 shall prohibit or prevent Borrower from discontinuing the legal existence and qualification of any Immaterial Subsidiary, with prior written notice to Bank, if in the reasonable good faith judgment of Borrower, such discontinuance or qualification is no longer desirable in the conduct of its business or such Subsidiary is no longer useful to the business of Borrower or such Subsidiary. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

as.Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
ad.Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitting to Bank:
at.a Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts, including, without limitation, an accounts receivable ledger report), (i) at all times when Advances are outstanding, within seven (7) Business Days after the end of each month, and (ii) at all other times, within five (5) days after Magnite files its 10-Q and 10-K reports with the SEC;
au.(i) accounts receivable agings, aged by invoice date, (ii) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) reconciliations of accounts receivable agings (aged by invoice date), transaction reports, a detailed debtor listing, and general ledger, within five (5) days after Magnite files its 10-Q and 10-K reports with the SEC;
av.a completed Compliance Statement, confirming that, as of the end of the applicable quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement (if applicable) and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such quarter there were no held checks, within five (5) days after Magnite files its 10-Q and 10-K reports with the SEC;
aw.the earlier of (i) thirty (30) days after the approval by the Board or (ii) sixty (60) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;
ax.as long as Borrower is subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be, including without limitation any 10-Q or 10-K of Borrower filed with the SEC. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address;
ay.within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;
az.prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs, if adversely determined, to Borrower or any of its
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Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more, net of insurance contributions;
ba.prompt written notice of any changes to the beneficial ownership information set out in items 2d, 2e, 2f, and 2g of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and
bb.promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.
Any submission by Borrower of a Compliance Statement, a Borrowing Base Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, Borrowing Base Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.
ae.Accounts Receivable.
bc.Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
bd.Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in excess of Five Hundred Thousand Dollars ($500,000). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
be.Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be transferred on a daily basis to Borrower’s operating account with Bank. Borrower hereby
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authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).
bf.Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.
bg.Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time with notice to Borrower (no such notice shall be required if an Event of Default has occurred and is continuing), (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.
bh.No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
af.Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will maintain in an account with Bank proceeds of Collateral and will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
ag.Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
ah.Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months (or more frequently as Bank in its sole discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. Borrower hereby acknowledges that the Initial Audit shall be conducted prior to the initial Advance occurring after the Effective Date and, in any event, not more than ninety (90) days after the Effective Date. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge
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for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
ai.Insurance.
bi.Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
bj.Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Bank has been granted a first priority security interest (except for Liens permitted under clause (c) of the definition of Permitted Liens), and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.
bk.At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days (ten (10) days for nonpayment of premium) prior written notice before any such policy or policies shall be canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
aj.Accounts.
bl.Maintain its and all of its Material Subsidiaries’ primary domestic operating and other deposit accounts, and the Cash Collateral Account with Bank and Bank’s Affiliates, which accounts shall represent at least eighty-five percent (85%) of the dollar value of Borrower’s and such Subsidiaries’ accounts at all financial institutions.
bm.Except as set forth in clause (g) of the definition of Permitted Indebtedness herein, Borrower and all of its Material Subsidiaries shall obtain any business credit cards and letters of credit exclusively from Bank.
bn.In addition to and without limiting the restrictions in clause (a) above, Borrower shall provide Bank five (5) days prior written notice before establishing any domestic Collateral Account (other than Collateral Accounts described in clauses (i) and (ii) in the definition of Excluded Accounts below) at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each domestic Collateral Account (other than Excluded Accounts) that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such
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Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (ii) payment processing accounts for which Borrower has provided written notice to Bank and provided that all funds in such payment processing accounts are swept to the Designated Deposit Account on a weekly basis and (iii) escrow or trust accounts established in connection with a merger or acquisition, so long as the merger or acquisition is a Permitted Acquisition and Bank has approved the establishment of such escrow or trust fund prior to the escrow or trust fund being established (“Excluded Accounts”).
ak.Financial Covenants.
bo.Minimum Liquidity Ratio. Maintain at all times, tested on a consolidated basis with respect to Borrower on the last day of each calendar quarter, a Liquidity Ratio of at least 1.25 to 1.00.
[NOTE TO DRAFT-SECTION 6.9(b) WAS MODIFIED AS SET FORTH BELOW TO CORRECT CERTAIN DRAFTING ERRORS]
bp.Maximum Cash Burn. Measured as of the last day of each calendar quarter, beginning with the calendar quarter ending September 30, 2020, Borrower’s Cash Burn shall not exceed (on an absolute basis) the amounts listed in the table immediately below for the corresponding measuring period:

Measuring Period	Maximum Cash Burn
Three months ended September 30, 2020	($22,508,000)
Six months ending December 31, 2020	($29,305,000)
Nine months ending March 31, 2021	($36,124,000)
12 months ending June 30, 2021	($39,196,000)
12 months ending September 30, 2021	($19,188,000)
12 months ending December 31, 2021	($13,641,000)
12 months ending March 31, 2022	($6,822,000)
12 months ending June 30, 2022	($3,750,000)

al.Protection of Intellectual Property Rights.
bq.(i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
br.Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests in its reasonable discretion to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
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am.Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower; provided, however, that any information provided to Bank shall be subject to the confidentiality provisions set forth in Section 12.9.
an.Online Banking.
bs.Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement); provided, however, if Bank’s online banking platform is not operational then Borrower shall notify Bank and arrange with Bank for an alternative method of delivering the applicable information.
bt.Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.
ao.Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, within thirty (30) days of the date that Borrower forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), or if any Immaterial Subsidiary subsequently becomes a Material Subsidiary, Borrower shall (a) cause such Material Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Material Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.
ap.Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
•NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
aq.Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted
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Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.
ar.Changes in Business, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control in regard to any Borrower.
Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of One Million Dollars ($1,000,000) of Borrower's assets or property, then Borrower shall use commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Bank in Bank’s reasonable discretion. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank in Bank’s reasonable discretion.
as.Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except for Permitted Acquisitions and Permitted Investments. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower (if such Subsidiary is also a Borrower hereunder).
at.Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
au.Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (except for Liens permitted under clause (c) of the definition of Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
av.Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
aw.Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock; (iii) withholding of shares otherwise issuable to employees or former employees upon the vesting of such employee’s restricted stock or restricted stock units in order to cover such employee’s tax liabilities; (iv) repurchase the stock of former or current employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after
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giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Million Dollars ($1,000,000) per fiscal year; (v) repurchase the stock of former or current employees, officers, directors or consultants by the cancellation of indebtedness owed to Borrower by such former or current employees, officers, directors or consultants; (vi) purchase capital stock in connection with the exercise of stock options, warrants or other equity awards by way of cashless exercise or in connection with the satisfaction of withholding tax obligations, in either case, so long as no cash is paid by Borrower in connection therewith; and (vii) pay cash in lieu of the issuance of fractional shares arising out of stock dividends, splits, combinations or business combinations not otherwise prohibited hereunder or in connection with exercises or conversions of options, warrants and other convertible securities; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
ax.Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) equity financing transactions in which Borrower’s stockholders or their Affiliates participate; (ii) commercially reasonable and customary compensation, indemnification and benefit arrangements with Borrower’s employees, officers, directors and managers; or (iii) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
ay.Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
az.Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
•EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
ba.Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
bb.Covenant Default.
bu.Borrower fails or neglects to perform any obligation in Sections 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10(b), 6.12, or 6.13 or violates any covenant in Section 7;
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bv.Borrower fails or neglects to perform, keep, or observe any obligation in Section 6.2 and has failed to cure the default within five (5) days after the occurrence thereof; or
bw.Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
bc.Material Adverse Change. A Material Adverse Change occurs;
bd.Attachment; Levy; Restraint on Business.
bx.(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
by.(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
be.Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
bf.Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor;
bg.Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof,
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stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
bh.Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
bi.Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in material breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
bj.Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor (except to the extent that Guarantor is (i) a Subsidiary of Borrower, (ii) a Borrower hereunder, and (iii) such winding up or termination is otherwise permitted under the terms of this Agreement); or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
bk.Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
•BANK’S RIGHTS AND REMEDIES
bl.Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
bz.declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
ca.stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
cb.demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit
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and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
cc.terminate any FX Contracts;
cd.verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
ce.make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
cf.apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;
cg.ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
ch.place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
ci.demand and receive possession of Borrower’s Books; and
cj.exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
bm.Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than
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inchoate indemnity obligations) have been fully repaid and performed and the Loan Documents have been terminated.
bn.Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
bo.Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
bp.Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
bq.No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
br.Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
bs.Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each
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Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
•NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower:    c/o Magnite, Inc.
12181 Bluff Creek, 4th floor
Playa Vista, CA 90094
Attn: Chief Accounting Officer and General Counsel
Email: legal@rubiconproject.com
If to Bank:    Silicon Valley Bank
1901 Main Street, #3000
Santa Monica, CA 90405
Attn: Andy Riggs
Email: ariggs@svb.com
•CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING
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OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
•GENERAL PROVISIONS
bt.Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than inchoate indemnity obligations). So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
bu.Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
bv.Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or
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asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
bw.Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
bx.Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
by.Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties, so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.
bz.Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
ca.Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
cb.Confidentiality. In handling any confidential information, which shall include all information about Borrower provided by Borrower to Bank hereunder and any other information the nature of which should reasonably be understood to be confidential, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
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cc.Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
cd.Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
ce.Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
cf.Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
cg.Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
ch.Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
ci.Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
cj.No Novation. Nothing contained herein shall in any way impair the Prior Loan Agreement and the other Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Prior Loan Agreement or any Loan Document, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Loan Agreement or an accord and satisfaction of the Obligations. Except as expressly provided for in this Agreement, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains in full force and effect as Collateral for the Obligations from and after the date of this Agreement.
•DEFINITIONS
ck.Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular
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includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Additional Costs” is defined in Section 3.7(a).
“Adjusted EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) impairment charges, plus (f) non-cash stock compensation expense, plus (g) other non-cash expenses less any non-cash gains, plus (h) other non-recurring expenses agreed to in writing by Bank, minus (i) interest income.
“Administrator” is an individual that is named:
ck.as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and
cl.as an Authorized Signer of Borrower in an approval by the Board.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.
“Agreement” is defined in the preamble hereof.
“ASU” is defined in Section 1.
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances, minus (c) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (d) any amounts used for Cash Management Services, minus (e) the FX Reduction Amount.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents
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(including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Bank Services Sublimit” is Ten Million Dollars ($10,000,000).
“Bell” is defined in the preamble hereof.
“Board” is Borrower’s board of directors or equivalent governing body.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is eighty-five percent (85%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Statement (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement); provided, however, that Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.
“Borrowing Base Statement” is that certain report of the value of certain Collateral in the form specified by Bank to Borrower from time to time.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.
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“Cash Burn” is, for any period, (a) Adjusted EBITDA, minus (b) Capitalized Expenditures.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Cash Management Services” is defined in Section 2.1.4.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the ordinary voting power for the election of directors of Magnite (determined on a fully diluted basis) other than by the sale of Magnite’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the Board of Magnite cease to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person,
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or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.
“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, any Overadvance, Letter of Credit, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
“CTV” is defined in the preamble hereof.
“Default Rate” is defined in Section 2.3(e).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the account number ending 640 (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as
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determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“Effective Date” is defined in the preamble hereof.
“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(e) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment after notice to Borrower. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
a.Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;
b.Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
c.Accounts with credit balances over ninety (90) days from invoice date;
d.Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;
e.Accounts owing from an Account Debtor (i) which does not have its principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, unless in the case of both (i) and (ii) such Accounts are otherwise Eligible Accounts and (A) are covered in full by credit insurance (which respect to which Bank is the beneficiary) satisfactory to Bank from an insurer with investment grade debt ratings (unless otherwise approved by Bank in writing), less any deductible, (B) are supported by letter(s) of credit acceptable to Bank, (C) are Accounts owing from Microsoft, Yahoo, AOL, Google, Criteo or AdForm, or (D) are otherwise approved of in writing by Bank; provided, however, that Accounts described in clause (A) through (D) above shall not be deemed to be Eligible Accounts to the extent that such Accounts, in the aggregate, represent more than twenty percent (20%) of the Borrowing Base;
f.Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);
g.Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;
h.Accounts billed and/or payable in a Currency other than Dollars (other than Accounts which are Eligible Accounts under clause (e) above), unless approved by Bank in writing on a case by case basis;
i.Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), provided that Accounts owing from any publisher (to the extent the amounts thereunder are not aged more than thirty (30) days) shall not be offset under this clause (i), so long as Borrower provides appropriate payment tracking reports showing that such publisher’s obligations are met within thirty (30) days of their respective due date;
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j.Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;
k.Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
l.Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;
m.Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
n.Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
o.Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
p.Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
q.Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
r.Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
s.Accounts for which the Account Debtor has not been invoiced;
t.Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
u.Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);
v.Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;
w.Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);
x.Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;
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y.Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
z.Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and
aa.Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” is defined in Section 6.8(b).
“Financial Statement Repository” is each of (a) the following Bank email address: S43da5@svb.com, or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time, and (b) Bank’s online banking platform as described in Section 6.12.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
“FX Contract” is defined in Section 2.1.3.
“FX Reduction Amount” means, with respect to a given FX Contract, the notional amount thereof multiplied by the currency exchange risk factor for the currencies involved in the FX Contract, multiplied by the current foreign exchange spot rates, in each instance as determined and calculated by Bank in its sole discretion.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract,
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tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Hopper” is defined in the preamble hereof.
“Immaterial Subsidiary” is any Subsidiary of Borrower which is not a Material Subsidiary.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations. For purposes of clarification, operating lease obligations shall not be deemed to be “Indebtedness” hereunder.
“Indemnified Person” is defined in Section 12.3.
“Initial Audit” is Bank’s initial inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
a.its Copyrights, Trademarks and Patents;
b.any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
c.any and all source code;
d.any and all design rights which may be available to such Person;
e.any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
f.all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
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“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the Payment Date.
“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
“Letter of Credit Application” is defined in Section 2.1.2(b).
“Letter of Credit Reserve” is defined in Section 2.1.2(e).
“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.00001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
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“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.
“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.00001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
“LIBOR Rate Margin” is two and one-quarter percent (2.25%).
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in Collateral Accounts maintained with Bank or its Affiliates, plus (b) accounts receivable, minus (c) Publisher Payables.
“Liquidity Ratio” is (a) Liquidity, divided by (b) all Obligations.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Magnite” is defined in the preamble hereof.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Subsidiary” is any direct or indirect Domestic Subsidiary of Borrower that has assets or annual revenue in excess of Five Hundred Thousand Dollars ($500,000) or is a Borrower hereunder.
“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.4(a), substantially in the form of Exhibit C, with appropriate insertions.
“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Unused Revolving Line Facility Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
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“Overadvance” is defined in Section 2.2.
“Parent” is defined in Section 3.7(b).
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is the last calendar day of each month.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Acquisition” means any merger or consolidation with any other Person, or the acquisition of all or substantially all of the capital stock or property of another Person that meets the following requirements: (a) Bank shall receive at least twenty (20) days' prior written notice of each such Permitted Acquisition, which notice shall include a reasonably detailed description of the transaction, and such other financial information, financial analysis, documentation or other information relating to such transaction as Bank shall reasonably request; (b) the total consideration for all such transactions, including cash and the value of any non-cash consideration, does not in the aggregate exceed Five Million Dollars ($5,000,000) in any twelve month period; (c) the total cash consideration for all such transactions does not in the aggregate exceed Three Million Dollars ($3,000,000) in any twelve month period; (d) no Event of Default has occurred and is continuing or would exist after giving effect to each such transaction; (e) Borrower is the surviving legal entity; (f) Borrower shall demonstrate compliance, both before and after (on a pro forma basis) giving effect to such transaction, with the terms of this Agreement; (g) the credit risk to Bank, in its sole discretion, shall not be increased as a result of the Permitted Acquisition; (h) such transaction shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by Borrower and its Subsidiaries as of the date hereof (or any business reasonably related or ancillary thereto or a reasonable extension thereof, as determined in good faith by the board of directors); (i) such transaction shall be consensual and shall have been approved by the target’s board of directors; and (j) if the target is not merged with and into Borrower then, simultaneously with the closing of the Permitted Acquisition, the target must, if requested by Bank, become a "Borrower" under this Agreement and the other Loan Documents and become subject to all rights and obligations of this Agreement and the other Loan Documents, and must, if requested by Bank, execute and deliver to Bank a joinder agreement acceptable to Bank as well as such other documents and agreements as required by Bank in connection with the target becoming a Borrower and granting a Lien in favor of Bank on the Collateral.
“Permitted Indebtedness” is:
a.Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
b.Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
c.Subordinated Debt;
d.unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
e.Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
f.Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
g.unsecured Indebtedness incurred on corporate credit cards with institutions other than Bank in the ordinary course of business in an aggregate outstanding amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;
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h.other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time; and
i.extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
a.Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;
b.Investments consisting of cash and Cash Equivalents and any Investments permitted by borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;
c.Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
d.Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which Bank has a first priority perfected security interest;
e.Investments accepted in connection with Transfers permitted by Section 7.1;
f.Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;
g.Investments (i) by Borrower in other Borrowers, (ii) by Borrower in Subsidiaries who are not Borrowers in an aggregate amount not to exceed Three Million Dollars ($3,000,000) in any fiscal year, and (iii) by Subsidiaries who are not Borrowers in other Subsidiaries who are not Borrowers or in Borrower;
h.Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;
i.Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
j.Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;
k.joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Three Million Dollars ($3,000,000) in the aggregate in any fiscal year;
l.Permitted Acquisitions;
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m.intercompany advances or loans not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time, repaid within one hundred eighty (180) days, in connection with the settlement of transfer pricing arrangements in the ordinary course of business;
n.Investments consisting of “transfer pricing”, “cost sharing” and “cost plus” arrangements in the ordinary course of business by Borrower in its Subsidiaries for operating expenses, provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the amount charged to Borrower is not more than twenty-five percent (25%) above such Subsidiary’s cost, and (iii) the other terms of such arrangements are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; and
o.other Investments not otherwise permitted by Section 7.7 in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any twelve (12) month period.
“Permitted Liens” are:
a.Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;
b.Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
c.purchase money Liens or capital leases (i) on Equipment or software acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
d.Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
e.Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
f.leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
g.non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
h.Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and
i.Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected
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security interest in the amounts held in such deposit and/or securities accounts if required under Section 6.8 and (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement; and
j.Deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, ERISA, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;
k.Liens arising from the filing of precautionary Code financing statements with respect to operating leases or other leases not prohibited by this Agreement provided that such Liens and the financing statements are restricted to the specific personal property that is being leased under the applicable lease; and
l.Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (k), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.
“Prime Rate Margin” is one-quarter of one percent (0.25%).
“Prior Loan Agreement” is defined in the recitals to this Agreement.
“Publisher Payables” is, at any time, the aggregate amount of all accounts payable by Borrower to publishers.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
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“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.
“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Sixty Million Dollars ($60,000,000).
“Revolving Line Maturity Date” is the date two (2) years after the Effective Date.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Settlement Date” is defined in Section 2.1.3.
“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (ii) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the
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management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).
[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:

MAGNITE, INC.

By__/s/_David Day___________________________

Name:_ David Day__________________________

Title:__CFO_______________________________

MAGNITE, INC.

By__/s/_David Day___________________________

Name:_ David Day__________________________

Title:__CFO_______________________________

MAGNITE, INC.

By__/s/_David Day___________________________

Name:_ David Day__________________________

Title:__CFO_______________________________

MAGNITE, INC.

By__/s/_David Day___________________________

Name:_ David Day__________________________

Title:__CFO_______________________________

BANK:

SILICON VALLEY BANK

By___/s/ Andy Riggs _________________________

Name:__Andy Riggs__________________________

Title:__Vice President_________________________

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Signature Pages to Second Amended and Restated Loan and Security Agreement
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EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include any of the following: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes substantially all of the assets of which consist of equity securities in one or more Foreign Subsidiaries, (c) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, and (e) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.
Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

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EXHIBIT B
COMPLIANCE STATEMENT

[NOTE TO DRAFT-SECTION 6.9(b) WAS MODIFIED AS SET FORTH BELOW TO CORRECT CERTAIN DRAFTING ERRORS]

TO:        SILICON VALLEY BANK                    Date:
FROM:     MAGNITE, INC., ET AL.
Under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Compliance Statement; A/R & A/P Agings	Quarterly within 5 days of filing 10-Q or 10-K	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Statement	Monthly within 7 Business Days if any Advances are outstanding; Quarterly within 5 days of filing 10-Q or 10-K at all other times	Yes No
Board approved projections	Earlier of 30 days after Board approval or 60 days after FYE, and as amended/updated	Yes No

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Liquidity Ratio (at all times, tested quarterly)	1.25:1.00	_____:1.00	Yes No

Maximum Cash Burn (tested quarterly):
3 Months Ended September 30, 2020	($22,508,000)	$___________	Yes No
6 Months Ending December 31, 2020	($29,305,000)	$___________	Yes No
9 Months Ending March 31, 2021	($36,124,000)	$___________	Yes No
12 Months Ending June 30, 2021	($39,196,000)	$___________	Yes No
12 Months Ending September 30, 2021	($19,188,000)	$___________	Yes No
12 Months Ending December 31, 2021	($13,641,000)	$___________	Yes No
12 Months Ending March 31, 2022	($6,822,000)	$___________	Yes No
12 Months Ending June 30, 2022	($3,750,000)	$___________	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

    The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

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--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Schedule 1 to Compliance Statement
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Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:    ____________________

I.    Minimum Liquidity Ratio (Section 6.9(a))

Required:    1.25 to 1.00

Actual:

A.	Aggregate value of the unrestricted and unencumbered cash and Cash Equivalents of Borrower maintained with Bank	$
B.	Aggregate value of Borrower’s accounts receivable	$
C.	Publisher Payables	$
D.	Liquidity (the sum of line A, plus line B, minus line C)	$
E.	Aggregate value of Obligations to Bank	$
F.	Liquidity Ratio (line D divided by line E)	____:1.00

Is line F equal to or greater than 1.25 to 1.00?

          No, not in compliance                          Yes, in compliance

II.    Maximum Cash Burn (Section 6.9(b))

Required:

Measuring Period	Maximum Cash Burn
Three months ended September 30, 2020	($22,508,000)
Six months ending December 31, 2020	($29,305,000)
Nine months ending March 31, 2021	($36,124,000)
Twelve months ending June 30, 2021	($39,196,000)
Twelve months ending September 30, 2021	($19,188,000)
Twelve months ending December 31, 2021	($13,641,000)
Twelve months ending March 31, 2022	($6,822,000)
Twelve months ending June 30, 2022	($3,750,000)

Actual:

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A.	Net Income for the applicable measuring period	$
B.	To the extent included in the determination of Net Income
	1. The provision for income taxes	$
	2. Depreciation expense	$
	3. Amortization expense	$
	4. Net Interest Expense	$
	5. Impairment Charges	$
	6. Non-cash stock compensation	$
	7. Other non-cash expenses (less any non-cash gains)	$
	8. Other non-recurring expenses approved in writing by Bank	$
	9. Interest income	$
	10. The sum of lines 1 through 8, minus line 9	$
C.	Adjusted EBITDA (line A plus line B.10)	$
D.	Capitalized Expenditures	$
E.	Cash Burn (line C minus line D)	$

Is line E equal to or less than the required amount set forth above (on an absolute basis)?

      No, not in compliance                          Yes, in compliance

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EXHIBIT C
FORM OF NOTICE OF BORROWING
MAGNITE, INC., ET AL.
    Date: ______________
To:    Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: IMX Production
Email: imxproduction@svb.com
vregan@svb.com
Re:    Second Amended and Restated Loan and Security Agreement dated as of September [__], 2020 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Magnite, Inc. and certain of its subsidiaries (individually and collectively, jointly and severally, “Borrower”), and Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.
1.The Funding Date, which shall be a Business Day, of the requested borrowing is _______________.
2.The Currency of the requested borrowing is U.S. Dollars.
3.The aggregate amount of the requested Advance is $_____________.
4.The requested Advance shall consist of $___________ of Prime Rate Advances and $______ of LIBOR Advances.
5.The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be __________ months.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
(a)    all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(b)    no Event of Default has occurred and is continuing, or would result from such proposed Advance; and
(c)    the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.
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Borrower    Magnite, Inc., on behalf of itself and all Borrowers
                        By:
                        Name:
                        Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT D
FORM OF NOTICE OF CONVERSION/CONTINUATION
MAGNITE, INC., ET AL.
                                Date:
To:    Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: IMX Production
Email: imxproduction@svb.com
vregan@svb.com
Re:    Second Amended and Restated Loan and Security Agreement dated as of September [__], 2020 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Magnite, Inc. and certain of its subsidiaries (individually and collectively, jointly and severally, “Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:
1.    The date of the [conversion] [continuation] is                                            , 20___.
2.    The aggregate amount of the proposed Advances to be [converted] is
$                          or [continued] is $                                  .
3.    The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.
4.    The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be            months.
The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
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(a)    all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
(b)    no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and
(c)    the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) any applicable Reserve.

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Borrower    Magnite, Inc., on behalf of itself and all Borrowers
                        By:
                        Name:
                        Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

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